UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2012

CAMCO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Wheeling Avenue, Cambridge, Ohio 43725

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (740) 435-2020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 14, 2012, the Board of Directors (the “Board”) of Camco Financial Corporation (“Camco”) approved the creation of the Camco Financial Corporation and Affiliates Officer Incentive Plan (“Incentive Plan”). The purposes of the Incentive Plan are to attract and retain skilled employees, increase organizational and employee performance, promote employee retention and allow personnel costs to vary along with revenues, while appropriately balancing risk and financial rewards. Any key employee or officer of Camco or its wholly-owned subsidiary, Advantage Bank, including the following named executive officers: Messrs. Huston, Caldwell and Greenwalt, is eligible to participate. Under the Incentive Plan, employees who are designated as participants by the Compensation Committee of the Board (the “Compensation Committee”) are given the opportunity to earn awards of incentive compensation if Camco achieves various performance objectives established by the Compensation Committee and described below.

Pursuant to the Incentive Plan, participants may earn incentive compensation based on the satisfaction of corporate and/or strategic performance criteria that must be satisfied over a prescribed performance period in order to receive payment. For each performance period, the Committee shall establish: (a) performance objectives based on the performance criteria that will be used to determine the amount payable to each participant; (b) the requisite level of achievement of the performance objectives (which may include threshold, target and maximum levels); (c) the method for determining the amount payable based on the achievement of the performance objectives; and (d) any other terms and conditions, including a requirement that some portion of the incentive compensation be paid in the form of equity or deferred.

The performance criteria that the Compensation Committee may use to establish awards under the Incentive Plan include revenue; income (including, but not limited to, net earnings, net income, before or after taxes, interest income, non-interest income and fee income); earnings per share; loan, deposit, new market or asset growth; return measures (including return on assets and equity); tangible equity; economic profit added; earnings before or after taxes, interest, depreciation and/or amortization; interest spread; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; credit quality; efficiency ratio; market share; customer satisfaction; asset quality measures (including, but not limited to, non-performing assets, classified assets, Texas Ratio, ALLL, etc.); capitalization (including, but not limited to, Tier 1 capital); net income after cost of capital (NIACC); strategic objectives (including branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives and risk management); regulatory compliance; or such other measures as the Compensation Committee may select from time to time.

In order to receive a payment of incentive compensation under the Incentive Plan, a participant must remain employed on the payment date. However, if a participant’s employment is terminated prior to the payment date due to death, disability or retirement (as defined in the Incentive Plan), the participant may receive a prorated payment. The Compensation Committee may reduce the amount of incentive compensation payable to any participant. In addition, a participant may forfeit any right to payment of incentive compensation if the participant engages in certain conduct injurious to Camco or Advantage Bank. Finally, no incentive compensation will be payable under the Incentive Plan if payment would jeopardize the safety and soundness of Camco or Advantage Bank.

In the event that Camco or Advantage Bank is required to prepare an accounting restatement with the Securities Exchange Commission due to error, omission or fraud (as determined by the members of the Board who are considered “independent” for purposes of the listing standards of NASDAQ), any participant who holds the position of Senior Vice President or higher may be required to reimburse Camco for all or part of any incentive compensation paid during the three year period preceding the restatement equal to the amount that payments received exceeded the amount that would have been made based on the restated financial results.

The foregoing summary of the Incentive Plan is qualified in its entirety by reference to the Camco Financial Corporation and Affiliates Officer Incentive Plan, a copy of which is attached as Exhibit 10.1 hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Camco Financial Corporation and Affiliates Officer Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMCO FINANCIAL CORPORATION

By:	/s/ James E. Huston
James E. Huston
Chief Executive Officer

Date: May 18, 2012